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                                                                   Exhibit 10-CF


                           MEMORANDUM OF UNDERSTANDING


         This Memorandum of Understanding ("MOU.") is made and entered into as of this 1st day of December, 1997 by and between Columbia Gas Transmission Corporation ("Columbia"), Westcoast Energy (U.S.), Inc. ("Westcoast"), MCN Investment Corporation ("MCN"), and TransCanada PipeLines Limited ("TransCanada"), sometimes collectively referred to herein as the "Parties" and each individually as a "Party").


                                    RECITALS:


         A. Columbia currently owns and operates as part of its interstate natural gas transmission system the following facilities: (1) Line A-5, consisting of 8" to 24" diameter pipe located in the State of New York; (2) the portion of Line 1278 and Line K from Milford, Pennsylvania to its interconnection with Line A-5; and (3) other related lines, appurtenant facilities, land and land rights (collectively referred to herein as the "A-5 System").

         B. The Parties desire to form a new entity (the "Enterprise") which would acquire a portion of the A-5 System and add new facilities to operate as a new interstate natural gas transmission system. The resulting system is planned to extend from a new Lake Erie export point interconnecting with TransCanada PipeLines Limited to a terminus in Westchester County, New York as described on Exhibit A attached hereto (the "Project").

         C. The Parties are desirous of entering into this MOU in order to (i) set out their respective participation interests in the Project, (ii) ascertain the potential demand for the Project, including assessment of supply, end-use demand, pricing, preliminary routing and potential regulatory and environmental issues for the Project, (iii) provide for a method of funding the activities of the Parties and (iv) provide for the management of the Project, all prior to or concurrently with the negotiation and execution of definitive agreements concerning the ownership, structure and operation of the Enterprise.

         NOW, THEREFORE, in consideration of the mutual benefits to be derived, the representations, warranties, conditions and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:


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                                    ARTICLE 1
                  PROJECT DEVELOPMENT, MANAGEMENT AND OWNERSHIP

         1.1 Project. The Project will consist of the acquisition of a portion of the A-5 System and the development of new facilities into an approximately 400 mile long 24 and 36 inch diameter high pressure natural gas pipeline with a preliminary estimated capacity to exceed 575 MMcf per day.

         1.2 Ownership. The ownership of the Enterprise and the participation interests in the Project shall be as follows:

                             Columbia            47.5%
                             Westcoast             21%
                             MCN                 10.5%
                             TransCanada           21%

The admittance of a new party to the Enterprise and the Project shall be permitted, subject to Section 6.03, only by the unanimous vote of the Management Committee.

         1.3 Equity Contribution. Each Party's equity contribution to the Enterprise shall equal its percentage ownership interest in the Enterprise; provided, however, Columbia's contribution will consist, in part, of a portion of the A-5 System. The value of Columbia's A-5 System contribution will be the net book value of the A-5 System (partial facilities, easements and rights-of-way) assigned to the Enterprise which Columbia estimates to be approximately $18,400,000 (U.S.) at May, 1999. This contribution shall be reduced by the cost of any environmental remediation to the contributed facilities, which Columbia estimates to be approximately $1,000,000 (U.S.). Furthermore, this contribution will be made to the Enterprise pursuant to an agreement (the "Contribution Agreement") that addresses, among other things, final valuation of the contribution, the appropriate representations and warranties as to title and condition of the assets, and agreement on pre-existing liabilities.

         1.4 Development of Project. Columbia will construct, operate and maintain the Project for the Enterprise under competitive rates and in accordance with a development agreement (the "Development Agreement") and an operating, maintenance and management agreement (the "Operating Agreement") to be negotiated between Columbia and the Enterprise. It is anticipated that Columbia, pursuant to the Development Agreement and Operating Agreement, will be reimbursed for certain indirect expenditures incurred in connection with the development of the Project and operation of the Enterprise.

         1.5 Definitive Agreements. Following completion of the feasibility assessment referred to in Section 2.01 and a finding by the Management Committee that the Project is feasible, the Parties agree to utilize commercially prudent efforts to negotiate any and all definitive agreements, including but not limited to the Development Agreement, the Operating Agreement, the Contribution Agreement, and all other agreements that are necessary to form the Enterprise and to develop, operate and manage the Project (collectively, the "Definitive Agreements").


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                                    ARTICLE 2
               PROJECT IMPLEMENTATION, FEASIBILITY AND MANAGEMENT

         2.1 Feasibility of Project. During the term of this MOU, the Parties, including any additional parties which may be admitted to the Enterprise, agree to work together to assess the overall feasibility of the Project. Such feasibility shall include, but not be limited to, various studies, engineering and analysis, rate design, marketing activities and Open Season participation. Subsequent to a finding by the Management Committee that the Project is feasible, the Parties intend to develop, finance, construct and operate the Project. Attached hereto as Exhibit B is the schedule setting forth the proposed time line for accomplishing certain objectives for the Project.

         2.2 Management Committee. During the term of the MOU, the Project shall be managed by a Management Committee (the "Management Committee") which shall be comprised of one (1) representative from each Party. Each Party shall appoint and designate in writing their own representative to serve on the Management Committee. The initial representatives to serve on the Management Committee upon the execution of this MOU shall be:

                  (a) Columbia Representative:     David Pentzien
                  (b) Westcoast Representative:    John Wolnik
                  (c) MCN Representative:          Mike Feodorov
                  (d) TransCanada Representative:  Brian Fowler

The representatives shall serve on the Management Committee until such time as he or she resigns, is replaced by another representative, or the appointing party ceases to be a Party. Each Party shall have the right from time to time and at any time to designate in writing to the other Parties an alternate or substitute representative to serve on the Management Committee. It is anticipated by the Parties that the Definitive Agreements will provide for the same management structure as set forth in this MOU with such modifications as may be agreed by the Parties.

         2.3 Duties of Management Committee. The Management Committee shall conduct, direct and exercise full control over all activities of the Enterprise and the Project. Except as otherwise expressly provided herein, all management powers over the business and affairs of the Project and Enterprise shall be exclusively vested in the Management Committee. The Management Committee shall have full power and authority to do all things necessary or desirable by it to further the development of the Project and formation of the Enterprise.

         2.4 Chairman of the Management Committee. The Parties hereby agree that Columbia shall have the right to appoint the initial Chairman of the Management Committee for a term of (2) years after the in service date. The Chairman shall disburse all payments, maintain accounts and financial records and carry on all other financial matters in furtherance of the Enterprise. The Chairman shall have the authority to make all approved expenditures on behalf of the Enterprise and to make expenditures which vary from the budgeted amounts so long as such budget modifications do not cause the cumulative budget amount to exceed lesser of (a) ten


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percent (10%) of the cumulative budget or (b) $5,000 (U.S.) without approval from the Management Committee. In addition, the Chairman shall be responsible for notifying the representatives of each meeting of the Management Committee, presiding over each such meeting and ensuring that accurate minutes of each meeting are kept and distributed to each representative.

         2.5 Meetings of the Management Committee. The business of the Management Committee shall be conducted at regular meetings, which shall be held, at such date, time and place as shall from time to time be determined by the Management Committee upon two (2) days advance written notice. In no event shall meetings occur less than once a month.

         2.6 Voting. Except as otherwise provided herein, the day!to!day business activities of the Enterprise shall be approved by the affirmative vote of at least two members of the Management Committee representing at least fifty and one-tenth percent (50.1%) of the proposed ownership interests in the Enterprise as set forth in Section 1.02. Voting may be in person, by proxy or in any other manner as deemed appropriate by the Management Committee. The following decisions shall require the approval of all of the members of the Management Committee entitled to vote thereon:

                  (a)      Approval of the Contribution Agreement
                  (b)      Approval of the Development Agreement
                  (c)      Approval of the Operating Agreement
                  (d)      Approval of the Lease Agreement
                  (e) Subject to Section 2.04, amendment of the 1997 and 1998 Budgets
                  (f)      Any other material agreement by Columbia on behalf of
                           the Project with Columbia or its affiliates
                  (g)      A finding the Project is feasible pursuant to Section
                           2.01
                  (h)      All precedent agreements

         2.7 Action Without Meeting. Any action required or permitted to be taken by the Management Committee at any meeting may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all of the representatives of the Management Committee. Such consent shall have the same force and effect as if such action was taken at a meeting of the Management Committee.

         2.8 Telephone Meetings. The Management Committee may hold, and each member thereof may participate in, a meeting of the Management Committee by using conference telephone or similar communications equipment by means of which all members participating in the meeting can hear each other, and participation in such meeting shall constitute presence in person at such meeting.


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                                    ARTICLE 3
                          BUDGET AND CASH CONTRIBUTIONS

         3.1 Budget. The initial budget (the "Budget"), delineated by line item of expenditure for each month for 1997 is attached hereto as Schedule 3.01. Upon request, the Parties shall be entitled to receive a full accounting of all expenditures to date and shall be entitled to audit such costs.

         3.2 Cash Calls. At the direction of the Management Committee, the Chairman shall make written calls for cash contributions ("Cash Calls") from the Parties to fund the Budget. Such Cash Calls shall be made no more frequently than once a month. Each Party's contribution shall be proportionate to the equity participation in the Project described in Section 1.02 of this MOU. Each Party shall bear its proportionate share of all historical costs and expenses incurred by Columbia through and including the date of execution of this Agreement and shall pay such proportionate shares of costs and expenses to Columbia on or before ten (10) days of execution of this Agreement; provided that any such payment shall be subject to adjustment if the Management Committee so determines as a result of any audit performed pursuant to Section 3.01. Each Party shall tender its share of the Cash Call within ten (10) days of receipt of the notice of such Cash Call from the Chairman. Any payments not made timely shall accrue interest charges at the prime rate of interest charged by Citibank, N.A. for the applicable period plus two (2) percentage points. If a Party remains in arrears on the payment of any Cash Call for more than forty-five (45) days, then the representatives of those Parties of the Management Committee representing at least a majority of the proposed ownership interest in the Project who are not in arrears with respect to any Cash Calls may by written notice terminate that Party's rights to participate in the Enterprise, with no recourse against the remaining Parties and with no right to refund of amounts already paid in response to Cash Calls. In addition, the defaulting Party shall remain liable for all unpaid Cash Calls for which that Party remains in arrears.

         3.3 Recoverable Costs. The recovery of expenses associated with employees of individual Parties will not be permitted unless provided for in the Budget or expressly approved by the Management Committee. Attached hereto as
Schedule 3.03 is a list of all Columbia employees that are permitted to recover labor and reasonable overhead expenses and all reasonable travel and travel related expenses that are for the benefit of the Project. These expenses are reflected in Schedule 3.01. Employee expenses of non Columbia employees which are permitted to be recovered shall be recoverable at the rate of $400.00 per day plus all reasonable travel and travel related expenses of such employees that are for the benefit of the Project and approved by the Management Committee, provided they are submitted within 45 days of the end of the month in which the expenses were incurred. All costs and expenses incurred by the Parties prior to the execution of this MOU shall be deemed to be contributions to the Enterprise only if such costs and expenses are approved by the Management Committee and submitted within 45 days of execution of the MOU.


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                                    ARTICLE 4
                       NON-COMPETITION AND CONFIDENTIALITY

         4.1 Non-Compete. The Parties agree to work exclusively with one another, to evaluate the Project and to complete the Project if the results of the due diligence and studies indicate positive feasibility. The Parties agree not to participate in the development of or invest in, directly or indirectly as an equity participant, any other greenfield project or venture into the U.S. Northeast which, if developed, would offer natural gas transportation services in competition with the Project until the later of (a) the filing of the application for approval of a FERC certificate of public convenience and necessity authorizing the Project or (b) the expiration of one (1) year from the date of this MOU, unless a Party discloses such interest in a potentially competing project and receives written consent to participate from the Management Committee. The Parties shall be free to pursue any complimentary or non-competing ventures without the participation of any other Party. The Parties hereby agree that Columbia's service on its existing transmission system and Columbia's market expansion project authorized pursuant to FERC Docket No. CP96-213 will not be deemed as a violation of its covenant not to compete. The Parties further acknowledge that Westcoast is involved in the Maritimes and Northeast Pipeline Project, MCN is involved in the Portland Natural Gas Transmission Project, and TransCanada is involved in the TransMaritime Gas Transmission Project, Iroquois Gas Transmission and the Portland Natural Gas Transmission Project, as well as the TransCanada PipeLine, Limited Canadian Mainline, and the Parties agree that participation or ownership in any of the aforementioned projects or pipelines, or any contemplated or future expansions thereof, will not be a violation of the covenant not to compete.

         4.2 Confidentiality. The Parties agree that the nature, existence and terms of this MOU shall be subject to the terms and conditions of the Confidentiality Agreements (the "Confidentiality Agreements") previously executed by the Parties.

                                    ARTICLE 5
                                   TERMINATION

         5.1 Definitive Agreement Supersedes. Upon the execution of the Definitive Agreements contemplated in Section 1.05, this MOU shall be wholly superseded.

         5.2 Project Not Feasible. Upon unanimous determination by the Parties in writing that the Project is not feasible and will not be pursued, this MOU shall terminate with no continuing rights or obligations except as provided in
Section 4.02; provided, however, that the covenant not to compete will be released for all Parties. Further, should this MOU be terminated as provided for in this Section 5.02, the Parties shall not be entitled to reimbursement of any expenses incurred in furtherance of the Project incurred through the date of termination; provided, however, the Parties shall remain liable for all expenses incurred and previously authorized by the Management Committee.

         5.3 Withdrawal by Individual Parties. At any time prior to the execution of the Definitive Agreements, any Party may withdraw from its participation in the Project and this


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MOU by delivering to the Management Committee written notice of its intention to withdraw. No Party withdrawing pursuant to this Section 5.03 shall be entitled to reimbursement of any expenses in furtherance of the Project incurred through the date of withdrawal and such Party shall remain liable for all Cash Calls made prior to the date of such withdrawal; provided, however, if the remaining Parties continue the Project, then the withdrawing Party shall be entitled to an amount equal to its cash contributions to the Enterprise upon the commencement of commercial service of the Project or upon the introduction of a substitute Party to the Enterprise, so long as either occurs within five years from the date of withdrawal. Unless the remaining Parties agree otherwise, the remaining Parties will receive a pro rata share of the withdrawing Party's rights in and to the Enterprise and the Project.

         5.4 No Agreement. If no Definitive Agreements have been signed by the Parties by February 1, 1998 and the Parties have not elected in writing to continue the terms and conditions of this MOU, then the MOU shall terminate automatically; provided, however, each Party shall continue to be obligated to pay for its share of costs and expenses approved by the Management Committee and incurred prior to the termination of this MOU.

                                    ARTICLE 6
                                  MISCELLANEOUS

         6.1 Preliminary Agreement. The Parties acknowledge and agree that this MOU, although binding, is a preliminary agreement between the Parties concerning the Enterprise and the Project and does not contain comprehensive details concerning the management, organization, funding, development, construction, operation, and other matters which will be essential to the Enterprise and the Project and which will be set forth in the Definitive Agreements. The purpose of this MOU is to establish the relationship between, and the obligations of, the Parties prior to execution and delivery of the Definitive Agreements as well as to provide an outline of the basic terms and conditions of the Definitive Agreements. The obligation of the Parties to proceed with the Project and the Enterprise beyond the obligations expressly set forth in this MOU is subject in all respects to the execution and delivery of the Definitive Agreements.

         6.2 Relationship of Parties. This MOU does not create a partnership, joint venture or relationship of trust or agency between the Parties.

         6.3 Assignment. Except as otherwise provided herein, this MOU shall not be assigned without the prior written consent of the Parties, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, this MOU may be assigned without the consent of the other Parties to (a) a wholly owned affiliate with financial support of the assignor, or an affiliate of equivalent or greater financial capability or (b) following the interest being first offered through a right of first refusal to the remaining Parties to this MOU, any entity succeeding to all or substantially all of the assets of such Party, provided any such assignee expressly agrees in writing to bound by the terms of this MOU.

         6.4 Amendment. This MOU may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto.


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         6.5 Choice of Law. This Agreement shall be governed and construed in accordance with the State of Delaware except to the extent of any laws of the United States of America and any rules, regulations, or orders issued or promulgated thereunder applicable to this Agreement preempt Delaware Law, in which event such Federal Law shall control.

         6.6 Notices. Except as may otherwise be specifically provided for elsewhere herein, any notice or communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) if sent by registered or certified mail (return receipt requested) on the date that is five
(5) business days following the date when delivery is made to the U.S. or Canadian Postal Services (ii) if delivered personally, on the date that delivery is made, (iii) if sent by facsimile on a business day during the hours of 8:00 and 5:00 p.m. ET by a facsimile machine which generates an electronic confirmation of such receipt on the date when sent, and if sent by facsimile after 5:00 p.m. ET on a business day, on the next following business day, or
(iii) if sent by overnight mail or overnight courier, on the business day following the day when sent, at the following addresses (or at such other addresses as shall be specified by the Parties from time to time):

         Columbia:      12801 Fair Lakes Parkway
                        Post Office Box 10146
                        Fairfax, Virginia 22030
                        Att.:  David Pentzien
                        Telephone:  (703) 227-3223
                        Telecopy:  (703) 227-3326

         Westcoast:     50 Keil Drive North
                        Chatham, Ontario
                        Canada  N7M 5M1
                        Att.: John Wolnik
                        Telephone:  (519) 436-4567
                        Telecopy:  (519) 436-4521

         MCN:           City Place I
                        185 Asylum Street, 32nd Floor
                        Hartford, CT  06103
                        Att.: Mike Feodorov
                        Telephone:  (860) 275-6460
                        Telecopy:  (860) 275-6245

         TransCanada:   TransCanada Pipelines Tower
                        111 5th Avenue, SW
                        Calgary Alberta
                        T2P 3Y6
                        Att.: Brian Fowler
                        Telephone: (403) 267-1908
                        Telecopy: (403) 267-8573


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         6.7 Damages. No Party shall have any liability to the other Parties for special, incidental, indirect or consequential damages nor for any matter whatsoever associated with the activities covered by this MOU, except as specifically set forth herein.

         6.8 Entirety. This MOU and the Confidentiality Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof, and, except for the Confidentiality Agreements, all prior correspondence, memoranda, agreements or understandings (written or oral) with respect hereto are merged into and superseded by this MOU.

         6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         If fewer than all of the Parties execute this MOU, it shall nevertheless be enforceable against the Parties executing this MOU and the ownership of the Enterprise, and the participating interests in the Project shall be adjusted on a pro-rata basis among the Parties that have executed this MOU unless the remaining parties agree otherwise.


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IN WITNESS WHEREOF, executed as of the date first written above.

                                    Columbia Gas Transmission Corporation

                                    By:_________________________________________
                                    Printed Name:_______________________________
                                    Title:______________________________________

                                    Westcoast Energy (U.S.), Inc.

                                    By:_________________________________________
                                    Printed Name:_______________________________
                                    Title:______________________________________

                                    MCN Investment Corporation

                                    By:_________________________________________
                                    Printed Name:_______________________________
                                    Title:______________________________________

                                    TransCanada PipeLines Limited

                                    By:_________________________________________
                                    Printed Name:_______________________________
                                    Title:______________________________________


                                    By:_________________________________________
                                    Printed Name:_______________________________
                                    Title:______________________________________


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